EXHIBIT 24.2


                                POWER OF ATTORNEY


         The undersigned, a Director and/or Officer of Marsh & McLennan Companies, Inc., a Delaware corporation ("MMC"), does hereby constitute and appoint any one of J.W. Greenberg, Sandra S. Wijnberg and William L. Rosoff to be the undersigned's agent and attorney-in-fact, each with the power to act fully hereunder without the other and with full power of substitution, to act in the name and on behalf of the undersigned:
         To sign or to transmit electronically in the name and on behalf of the undersigned, as a Director and/or Officer of MMC, and file with the Securities and Exchange Commission on behalf of MMC any amendments or supplements to its Annual Report on Form 10-K for the year ended December 31, 2000, any registration statements or prospectuses for the registration of MMC's common stock and related interests to be issued pursuant to MMC's employee benefit, compensation and stock plans, any registration statements for the registration of MMC's common stock for issuance in connection with future acquisitions or for resale by the holders thereof who acquired or will acquire such stock in connection with past or future acquisitions, and any amendments or supplements to such registration statements; and

         To execute and deliver, either through a paper filing or electronically, any agreements, instruments, certificates or other documents which they shall deem necessary or proper in connection with the filing of such Annual Report on Form 10-K, registration statements and prospectuses and amendments or supplements thereto and generally to act for and in the name of the undersigned with respect to such filings as fully as could the undersigned if then personally present and acting.

         IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney effective the 20th day of September, 2001.



                           /s/ Oscar Fanjul
                           Oscar Fanjul